1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Announces
Positive Drilling Results at Blueberry Hill

NEW ORLEANS, LA, August 3, 2010 – McMoRan Exploration Co. (NYSE: MMR) announced today that the Blueberry Hill #9STK1 well, located on Louisiana State Lease 340 in 10 feet of water, has been drilled to true vertical depth of 23,630 feet (24,385 feet measured depth).  The gamma ray and resistivity information from log-while-drilling tools indicate a possible hydrocarbon bearing zone in a high quality sand measuring 105 feet.  Wireline logs will be required to fully evaluate this section.  McMoRan will continue to deepen the well.

McMoRan owns a 42.9 percent working interest and a 29.7 percent net revenue interest in the Blueberry Hill well.  Plains Exploration & Production Company (NYSE: PXP) holds a 47.9 percent working interest.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas in the shallow waters of the Gulf of Mexico Shelf and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

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CAUTIONARY STATEMENT: This press release contains forward-looking statements regarding various oil and gas discoveries and oil and gas exploration.  Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update the forward-looking statements in this press release and does not intend to update these statements more frequently than quarterly.  Important factors that might cause future results to differ from results anticipated by forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the potential adoption of new governmental regulations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards.  These and other factors are more fully described in McMoRan’s 2009 Annual Report on Form 10-K on file with the Securities and Exchange Commission (SEC), as updated by our subsequent filings with the SEC.

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